Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2026 Fourth Quarter and Full Year Financial Results

Transformation progress drives improved profitability and positions the Company for continued growth in fiscal 2027

Fiscal Fourth Quarter 2026 Highlights

•
Net sales of $298.1 million, up 15.9% year-over-year, including $22.5 million of customer recoveries realized during the quarter
•
Net income of $0.4 million or 0.1% of net sales, compared to a net loss of $28.3 million in prior year period
•
Adjusted EBITDA of $26.9 million compared to Adjusted EBITDA loss of $7.1 million in prior year period

Fiscal Year 2026 Highlights (52-week fiscal year 2026 compared to 53-week fiscal year 2025)

•
Net sales of $1,019.2 million, down 2.8% year-over-year
•
Net loss of $35.7 million or 3.5% of net sales, compared to a net loss of $62.6 million in fiscal 2025
•
Adjusted EBITDA of $68.2 million or 6.7% of net sales, up 60.5% year-over-year
•
Cash from operations totaled $38.0 million, capital expenditures totaled $22.4 million, resulting in $15.6 million of free cash flow

Fiscal Year 2027 Outlook Highlights

•
Net sales expected to be in the range of $1.025 billion to $1.075 billion
•
Adjusted EBITDA expected to be in the range of $72 million to $82 million
•
Capital expenditures expected to be in the range of $25 million to $30 million
•
Free cash flow expected to remain generally consistent with fiscal 2026

Southfield, MI – June 24, 2026 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for power distribution, user interface, lighting, and sensor applications, today announced financial results for the fourth quarter and full year ended May 2, 2026.

“Fiscal 2026 marked a year of meaningful progress in Methode’s transformation as we continued to execute on the commitments we made to our employees, customers, and shareholders,” said Jon DeGaynor, President and Chief Executive Officer. “Despite a challenging operating environment, we improved profitability, generated positive free cash flow, strengthened our balance sheet, simplified our portfolio, and continued investing in our people and capabilities. The actions we have taken over the last two years to strengthen operational discipline, upgrade talent, and optimize our portfolio are delivering results and enhancing the company's long-term earnings power. We are also increasing our exposure to attractive growth opportunities in data centers, vehicle electrification, and other power solutions markets where our engineering expertise provides a meaningful competitive advantage.

Mr. DeGaynor continued, “As we enter fiscal 2027, our priorities remain clear: deliver for our customers, continue improving operational performance, maintain disciplined capital allocation, and create long-term shareholder value. We believe Methode enters the year with a more focused portfolio, a stronger operating model, deeper customer relationships, and growing participation in attractive industrial growth markets, including data center power infrastructure. As a result, we are increasingly well positioned to drive sustainable profitable growth, margin expansion, and cash generation over the long term.”

Consolidated Fiscal Fourth Quarter 2026 Financial Results

Methode's net sales were $298.1 million, compared to $257.1 million in the same quarter of fiscal 2025. The increase was primarily driven by Automotive segment customer recoveries, higher Industrial segment volume and mix and favorable foreign exchange, partially offset by lower Interface segment sales due to program roll-offs and the impact of the sale of the dataMate business.

Gross profit was $72.2 million, up from $19.6 million in the prior-year quarter, primarily reflecting customer recoveries in the Automotive segment and operational efficiencies in the Automotive and Industrial segments.

Income from operations was $10.9 million, compared to a loss from operations of $23.6 million in the same quarter of fiscal 2025. Adjusted income from operations, a non-GAAP financial measure, was $15.6 million, compared to an adjusted loss from operations of $21.6 million in the same quarter of fiscal 2025.

Income tax expense was $12.3 million, compared to a benefit of $2.1 million in the same quarter of fiscal 2025. The increase was primarily attributable to approximately $4.8 million higher tax expense associated with non-deductible items and $3.4 million related to additional foreign taxes in fiscal 2026, absent a non-recurring benefit recorded in fiscal 2025 related to unrecognized tax benefits of $3.9 million due to lapsing of statutes of limitations.

Net income was $0.4 million or $0.01 per diluted share, compared to a net loss of $28.3 million or $0.80 per diluted share in the same quarter of fiscal 2025. Adjusted net loss, a non-GAAP financial measure, was $10.4 million or $0.30 per diluted share, compared to an adjusted loss of $27.4 million or $0.77 per diluted share in the same quarter of fiscal 2025.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $33.3 million or 11.2% of net sales, compared to a loss of $8.9 million or 3.5% of net sales in the same quarter of fiscal 2025. Adjusted EBITDA, a non-GAAP financial measure, was $26.9 million, or 9.0% of net sales, compared to a loss of $7.1 million, or 2.8% of net sales, in the same quarter of fiscal 2025.

Net cash provided by operating activities was $4.9 million, compared to $35.4 million in the same quarter of fiscal 2025. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was an outflow of $0.9 million, compared to an inflow of $26.3 million in the same quarter of fiscal 2025.

Segment Fiscal Fourth Quarter 2026 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2025:

•
Net sales were $144.9 million, up from $112.9 million. Net sales increased $32.0 million or 28.3% largely due to customer recoveries. Foreign exchange increased net sales by $5.2 million.
•
Income from operations was $6.0 million, or 4.1% of Automotive segment net sales, compared to a loss of $33.7 million in the prior year. The increase in income from operations was primarily due to customer recoveries and improved operating performance.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2025:

•
Net sales were $151.4 million, up from $132.6 million. Net sales increased $18.8 million or 14.2%, due to higher sales volumes for lighting products for off-road equipment markets and power products, partially offset by lower sales volumes for lighting products for commercial vehicles. Foreign currency translation increased net sales by $6.1 million.
•
Income from operations was $33.6 million, or 22.2% of Industrial segment net sales, compared to $26.2 million. The increase was primarily due to higher sales volumes and mix, improved operating performance, and foreign exchange.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2025:

•
Net sales were $1.8 million, down from $11.6 million. The decrease was primarily due to lower sales volumes of touch panels for appliances following the completion of a major customer program, as well as the sale of the dataMate business during the fourth quarter of fiscal 2026.
•
Loss from operations was $0.4 million, or 22.2% of Interface segment net sales, compared to income from operations of $1.5 million. The decrease was primarily due to lower sales volumes and product mix.

Consolidated Fiscal 2026 Financial Results

Net sales in fiscal 2026 were $1,019.2 million, compared to $1,048.1 million in fiscal 2025. The decrease was primarily driven by program roll-offs in the Automotive segment and portfolio refinements in the Interface segment, as well as one fewer week in the fiscal year, partially offset by customer recoveries in the Automotive segment and higher sales in the Industrial segment. Foreign exchange had a favorable impact on net sales of $36.3 million.

Gross profit was $202.2 million, up from $163.4 million in fiscal 2025, primarily reflecting customer recoveries in the Automotive segment, operational efficiencies in the Automotive and Industrial segments, and Industrial segment product mix.

Income from operations was $8.8 million, compared to a loss of $23.9 million in fiscal 2025. Adjusted income from operations, a non-GAAP financial measure, was $16.6 million, as compared to a loss of $12.5 million in fiscal 2025.

Income tax expense was $25.0 million, compared to $12.5 million in fiscal 2025. The increase was primarily attributable to approximately $4.8 million higher tax expense associated with non-deductible items and $3.4 million related to additional foreign taxes in fiscal 2026, absent a non-recurring benefit recorded in fiscal 2025 related to unrecognized tax benefits of $3.9 million due to lapsing of statutes of limitations.

Net loss was $35.7 million or $1.01 per diluted share, compared to a loss of $62.6 million or $1.77 per diluted share in fiscal 2025. Adjusted net loss, a non-GAAP financial measure, was $37.5 million, or $1.07 per diluted share, compared to a loss of $39.7 million or $1.12 per diluted share in fiscal 2025.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $71.4 million, or 7.0% of net sales, compared to $30.4 million or 2.9% of net sales, in fiscal 2025. Adjusted EBITDA, a non-GAAP financial measure, was $68.2 million, compared to $42.5 million in fiscal 2025.

Debt totaled $325.0 million at the end of fiscal 2026, up from $317.6 million at the end of fiscal 2025, primarily driven by foreign currency translation. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $185.4 million, down from $214.0 million at fiscal year-end 2025.

Net cash provided by operating activities was $38.0 million, compared to $26.4 million in the same quarter of fiscal 2025. Free cash flow, a non-GAAP financial measure, was an inflow of $15.6 million, compared to an outflow of $15.2 million in fiscal 2025.

Guidance

Methode enters fiscal 2027 from a position of increasing strength. As the Company builds on a stronger operating foundation, management expects profitable growth in fiscal 2027, with profitability improving at a faster rate than revenue as operational improvements, cost actions, and business mix benefits continue to take hold. The Company's fiscal 2027 guidance reflects its current expectations based on available market information, including third-party industry forecasts, customer demand projections, current U.S. tariff policies, and bank forecast currency.

For fiscal 2027, the Company expects net sales to be in the range of $1,025 million to $1,075 million and Adjusted EBITDA to be in the range of $72 million to $82 million. The company expects free cash flow to be comparable to FY 2026.

Fiscal 2027	$ Millions
Net sales	$1,025-1,075
Interest expense	$20-22
Tax expense	$24-26
D&A	$58-62
Adjusted EBITDA	$72-82
Capital expenditures	$25-30

Adjusted EBITDA is a non-GAAP financial measure. In reliance on the safe harbor provided under Section 10(e) of Regulation S-K, the company has not quantitatively reconciled from net income/loss (the most comparable GAAP measure) to Adjusted EBITDA presented in the fiscal 2027 guidance as the company is unable to quantify certain amounts included in net income due to the inherent uncertainty regarding such variables which may be significant.

Conference Call

The company will conduct a conference call and webcast tomorrow, June 25, 2026, at 11:00 a.m. Eastern Time to review financial and operational highlights led by its President and Chief Executive Officer, Jon DeGaynor, and Chief Financial Officer, Laura Kowalchik.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) and provide participant code 316055, at least ten minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom engineered solutions with sales, engineering, and manufacturing locations in North America, Europe, the Middle East and Asia. We design, engineer, and manufacture mechatronic products for OEMs and tiered suppliers across mobility, industrial, and commercial markets. Our capabilities include power distribution, including busbars, smart connect systems, battery disconnect units, and integrated circuit boards; as well as user interface components, specialized light-emitting diode (“LED”) lighting solutions, and sensor applications.

Our products are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing and data center infrastructure, and construction equipment. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Diluted Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they

(i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance, (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•
Dependence on the automotive, commercial vehicle, data center, and construction industries;
•
Timing, quality and cost of new program launches;
•
Changes in electric vehicle (“EV”) demand;
•
Investment in programs prior to the recognition of revenue;
•
Effects from production delays or cancelled orders;
•
Changes in global trade policies, including tariffs;
•
Changes, expiration, or renegotiation of the United States Mexico Canada Agreement (“USMCA”);
•
Failure to attract and retain qualified personnel;
•
Effects from inflation;
•
Dependence on the availability and price of materials;
•
Dependence on a small number of large customers;
•
Dependence on our supply chain;
•
Risks related to conducting global operations;
•
Risks related to geopolitical conflicts;
•
Effects of potential catastrophic events or other business interruptions;
•
Our ability to withstand pricing pressures, including price reductions;
•
Our ability to compete effectively;
•
Our lengthy sales cycle;
•
Contracts with customers are not for guaranteed volumes;
•
Risks related to our exposure to technological change, customer concentration, and cyclical demand in the data center market;
•
Potential work stoppages;
•
Our ability to successfully benefit from acquisitions and divestitures;
•
Our ability to manage our debt levels and refinance or extend our credit agreement;
•
Our ability to comply with restrictions and covenants under our credit agreement;
•
Interest rate changes and variable rate instruments;
•
Timing and magnitude of costs associated with restructuring activities;
•
Recognition of goodwill, other intangible asset, and long-lived asset impairment charges;
•
Risks associated with inventory;
•
Currency fluctuations;
•
Income tax rate fluctuations;

•
Judgments related to accounting for tax positions;
•
Our ability to realize the benefits from our deferred tax assets;
•
Risks associated with litigation;
•
Risks associated with government inquiries;
•
Risks associated with warranty claims;
•
Effects of changing government regulations;
•
Changing requirements by stakeholders on environmental or social matters;
•
Effects of information technology (“IT”) disruptions or cybersecurity incidents;
•
Our ability to innovate and keep pace with technological changes; and
•
Our ability to protect our intellectual property.

Additional details and factors are discussed under the caption “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Contact Information

ir@methode.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per-share data)

	Three Months Ended		Fiscal Year Ended
	May 2, 2026	May 3, 2025	May 2, 2026	May 3, 2025
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)
Net sales	$298.1	$257.1	$1,019.2	$1,048.1

Cost of products sold	225.9	237.5	817.0	884.7

Gross profit	72.2	19.6	202.2	163.4

Selling and administrative expenses	55.6	37.4	170.3	163.9
Amortization of intangibles	5.7	5.8	23.1	23.4

Income (loss) from operations	10.9	(23.6)	8.8	(23.9)

Interest expense, net	6.3	5.5	23.3	22.0
Other expense (income), net	(8.1)	1.3	(3.8)	4.2

Pre-tax income (loss)	12.7	(30.4)	(10.7)	(50.1)

Income tax expense (benefit)	12.3	(2.1)	25.0	12.5

Net income (loss)	$0.4	$(28.3)	$(35.7)	$(62.6)

Income (loss) per share:
Basic	$0.01	$(0.80)	$(1.01)	$(1.77)
Diluted	$0.01	$(0.80)	$(1.01)	$(1.77)

Cash dividends per share	$0.05	$0.14	$0.22	$0.56

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	May 2, 2026	May 3, 2025
ASSETS
Current assets:
Cash and cash equivalents	$139.6	$103.6
Accounts receivable, net	257.3	241.0
Inventories, net	178.7	194.1
Income tax receivable	3.2	4.1
Prepaid expenses and other current assets	21.2	17.1
Total current assets	600.0	559.9
Long-term assets:
Property, plant and equipment, net	209.3	221.6
Goodwill	174.9	172.7
Other intangible assets, net	218.9	238.4
Operating lease right-of-use assets, net	20.5	23.7
Deferred tax assets	39.5	37.8
Pre-production costs	18.2	31.7
Other long-term assets	24.8	20.0
Total long-term assets	706.1	745.9
Total assets	$1,306.1	$1,305.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$134.1	$125.9
Accrued employee liabilities	49.1	32.0
Other accrued liabilities	45.6	50.2
Short-term operating lease liabilities	8.9	7.4
Short-term debt	0.2	0.2
Income tax payable	15.6	17.5
Total current liabilities	253.5	233.2
Long-term liabilities:
Long-term debt	324.8	317.4
Long-term operating lease liabilities	14.8	18.2
Other long-term liabilities	5.8	16.9
Deferred tax liabilities	29.7	26.8
Total long-term liabilities	375.1	379.3
Total liabilities	628.6	612.5
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 36,806,583 shares and 37,151,365 shares issued as of May 2, 2026 and May 3, 2025, respectively	18.4	18.6
Additional paid-in capital	200.1	191.8
Accumulated other comprehensive loss	(8.8)	(29.8)
Treasury stock, 1,346,624 shares as of May 2, 2026 and May 3, 2025	(11.5)	(11.5)
Retained earnings	479.3	524.2
Total shareholders' equity	677.5	693.3
Total liabilities and shareholders' equity	$1,306.1	$1,305.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year Ended
	May 2, 2026	May 3, 2025
	(52 Weeks)	(53 Weeks)
Operating activities:
Net income (loss)	$(35.7)	$(62.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	58.8	58.5
Stock-based compensation expense	8.5	7.4
Amortization of debt issuance costs	1.6	1.1
Partial write-off of unamortized debt issuance costs	0.6	1.2
(Gain) loss on sale of property, plant and equipment	(0.4)	(0.5)
(Gain) loss on sale of business	(11.2)	—
Impairment of long-lived assets	1.2	1.1
Inventory obsolescence	8.0	20.4
Goodwill impairment	—	—
Change in deferred income taxes	1.7	(5.8)
Other	(0.9)	1.9
Changes in operating assets and liabilities:
Accounts receivable, net	(12.3)	22.7
Inventories, net	7.9	(25.7)
Prepaid expenses and other assets	4.7	17.3
Accounts payable	7.4	(5.4)
Other liabilities	(1.9)	(5.2)
Net cash provided (used) by operating activities	38.0	26.4

Investing activities:
Purchases of property, plant and equipment	(22.4)	(41.6)
Proceeds from redemption of life insurance	3.2	—
Proceeds from settlement of net investment hedge	—	3.1
Proceeds from disposition of assets	5.3	5.6
Proceeds from sale of business	15.2	—
Net cash provided (used) by investing activities	1.3	(32.9)

Financing activities:
Taxes paid related to net share settlement of equity awards	(1.4)	(4.3)
Repayments of finance leases	(0.2)	(0.2)
Debt issuance costs	(1.6)	(1.8)
Purchases of common stock	—	(1.6)
Cash dividends	(8.3)	(20.4)
Purchase of redeemable noncontrolling interest	—	—
Proceeds from borrowings	88.5	138.0
Repayments of borrowings	(91.2)	(168.6)
Net cash provided (used) by financing activities	(14.2)	(58.9)
Effect of foreign currency exchange rate changes on cash and cash equivalents	10.9	7.5
Increase (decrease) in cash and cash equivalents	36.0	(57.9)
Cash and cash equivalents at beginning of the year	103.6	161.5
Cash and cash equivalents at end of the year	$139.6	$103.6

Supplemental cash flow information:
Cash paid during the period for:
Interest	$20.9	$23.4
Income taxes, net of refunds	$24.6	$22.3

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions)

	Three Months Ended		Fiscal Year Ended
	May 2, 2026	May 3, 2025	May 2, 2026	May 3, 2025
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)
EBITDA:
Net income (loss)	$0.4	$(28.3)	$(35.7)	$(62.6)
Income tax expense	12.3	(2.1)	25.0	12.5
Interest expense, net	6.3	5.5	23.3	22.0
Amortization of intangibles	5.7	5.8	23.1	23.4
Depreciation	8.6	10.2	35.7	35.1
EBITDA	33.3	(8.9)	71.4	30.4
Transformation costs *	—	—	—	8.7
Partial write-off of unamortized debt issuance costs	—	—	0.6	1.2
Restructuring costs and asset impairment charges	2.6	2.0	5.0	2.7
Net gain on sale of non-core assets	(11.1)	(0.2)	(11.6)	(0.5)
Transaction cost and other strategic costs	2.1	—	2.8	—
Adjusted EBITDA	$26.9	$(7.1)	$68.2	$42.5

EBITDA as a % of net sales	11.2%	(3.5)%	7.0%	2.9%
Adjusted EBITDA as a % of net sales	9.0%	(2.8)%	6.7%	4.1%
* Represents professional fees related to the Company's cost reduction initiative.

	Three Months Ended		Fiscal Year Ended
	May 2, 2026	May 3, 2025	May 2, 2026	May 3, 2025
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)
Free Cash Flow:
Net cash provided (used) by operating activities	$4.9	$35.4	$38.0	$26.4
Purchases of property, plant and equipment	(5.8)	(9.1)	(22.4)	(41.6)
Free cash flow	$(0.9)	$26.3	$15.6	$(15.2)

	May 2, 2026	May 3, 2025
Net Debt:
Short-term debt	$0.2	$0.2
Long-term debt	324.8	317.4
Total debt	325.0	317.6
Less: cash and cash equivalents	(139.6)	(103.6)
Net debt	$185.4	$214.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions, except per share data)

	Three Months Ended
	May 2, 2026 (13 Weeks)				May 3, 2025 (13 Weeks)
	Income (loss) from operations	Pre-tax income (loss)	Net income (loss)	Diluted income (loss) per share	Income (loss) from operations	Pre-tax income (loss)	Net income (loss)	Diluted income (loss) per share
U.S. GAAP (as reported)	$10.9	$12.7	$0.4	$0.01	$(23.6)	$(30.4)	$(28.3)	$(0.80)
Transformation costs	—	—	—	$—	—	—	—	$—
Restructuring costs and asset impairment charges	2.6	2.6	2.0	$0.06	2.0	2.0	1.6	$0.05
Net gain on sale of non-core assets	—	(11.1)	(8.5)	$(0.24)	—	(0.2)	(0.2)	$(0.01)
Transaction cost and other strategic costs	2.1	2.1	1.6	$0.04	—	—	—	$—
Valuation allowance on deferred tax assets	—	—	(5.9)	$(0.17)	—	—	(0.5)	$(0.01)
Non-U.S. GAAP (adjusted)	$15.6	$6.3	$(10.4)	$(0.30)	$(21.6)	$(28.6)	$(27.4)	$(0.77)

	Fiscal Year Ended
	May 2, 2026 (52 Weeks)				May 3, 2025 (53 Weeks)
	Income (loss) from operations	Pre-tax income (loss)	Net income (loss)	Diluted income (loss) per share	Income (loss) from operations	Pre-tax income (loss)	Net income (loss)	Diluted income (loss) per share
U.S. GAAP (as reported)	$8.8	$(10.7)	$(35.7)	$(1.01)	$(23.9)	$(50.1)	$(62.6)	$(1.77)
Transformation costs	—	—	—	$—	8.7	8.7	6.7	$0.19
Partial write-off of unamortized debt issuance costs	—	0.6	0.5	$0.01	—	1.2	0.9	$0.03
Restructuring costs and asset impairment charges	5.0	5.0	4.0	$0.11	2.7	2.7	2.2	$0.06
Net gain on sale of non-core assets	—	(11.6)	(8.9)	$(0.25)	—	(0.5)	(0.4)	$(0.01)
Transaction cost and other strategic costs	2.8	2.8	2.2	$0.06	—	—	—	$—
Valuation allowance on deferred tax assets	—	—	0.4	$0.01	—	—	13.5	$0.38
Non-U.S. GAAP (adjusted)	$16.6	$(13.9)	$(37.5)	$(1.07)	$(12.5)	$(38.0)	$(39.7)	$(1.12)